EXHIBIT 99.1

WEBTOON Entertainment Inc. Reports Strong Second Quarter 2024 Financial Results

Revenue was Flat; Robust Year-over-Year Revenue Growth Rate on a Constant Currency Basis of 11.1% Outpaced Expectations

Net Loss of $76.6 Million Driven by One-Time IPO Costs and Stock-Based Compensation Expense; Healthy Adjusted EBITDA of $22.4 Million Marked Second Straight Quarter of Profitability

LINE MANGA Achieved #1 Consumer App Status Across iOS and Google Play in Japan in June According to SensorTower, Driving a Record MPU and Paying Ratio in Japan

LOS ANGELES, August 8, 2024 (BUSINESS WIRE) -- WEBTOON Entertainment Inc. (Nasdaq: WBTN) (“WEBTOON” or “the Company”), a leading global entertainment company and home to some of the world’s largest storytelling platforms, today announced results for its second quarter ending June 30, 2024.

Second Quarter 2024 Highlights (vs. 2Q 2023)

●
Total revenue of $321.0 million grew 0.1% as growth across the business was offset by the Company’s significant exposure to weaker foreign currencies including the Korean won and Japanese yen, the latter of which reached historically low levels against the U.S. dollar.
●
Revenue on a constant currency basis was $350.3 million, growing 11.1% year-over-year, driven by growth across all revenue streams: Paid Content, Advertising and IP Adaptations.
▪
Paid Content revenue grew 1.0%, or 11.5% on a constant currency basis, driven by successful execution of our user conversion strategies globally with robust, double digit revenue growth on a constant currency basis in Rest of World and Japan, which is the Company’s largest market.
▪
Advertising revenue declined 3.6%, but grew 2.3% on a constant currency basis, primarily driven by triple digit revenue growth on a constant currency in Japan, double digit revenue growth on a constant currency in Rest of World, and the ongoing capture of a relatively nascent North American market, which was partially offset by the impact of the continued strategic diversification of advertising partners and inventory away from parent company, NAVER Corporation, in Korea.
▪
IP Adaptations revenue declined 3.7%, which translated to growth of 24.9% on a constant currency basis, driven by growth in all geographies.
●
Net Loss of $76.6 million was primarily driven by one-time IPO-related costs and stock-based compensation expenses.
●
Adjusted EBITDA of $22.4 million represented a significant increase from a slight loss in the prior year, marking strong profit improvement for the second consecutive quarter.
●
Diluted EPS was a loss of $0.70 which increased from a loss of $0.18 in the prior year.
●
Adjusted EPS of $0.20 increased from a loss of $0.01 in the prior year.

Junkoo Kim, Founder and CEO said, “In June, we brought WEBTOON to the public markets, introducing our revolutionary mobile storytelling formats and global IP & creator ecosystem to the investment community. After nearly two decades of innovation as the pioneers of the webcomic format, we’re thrilled to begin the next chapter of our story as we continue to build our business and help our creators earn money and build global fandoms for their work.”

Kim continued, “In the second quarter, we delivered robust performance across geographies and revenue streams that clearly showcases the strength of our value proposition. Looking ahead, I see significant opportunities to further accelerate growth, leveraging our powerful global flywheel to expand our reach in underpenetrated markets, seize our massive and untapped advertising opportunity, and inspire even more popular IP Adaptations worldwide. As a result, I am confident in our ability to generate meaningful long-term value for our shareholders.”

Financial and Operational Highlights	Quarter Ended
Figures in millions, except user metrics and per share data	June 30, 2024	June 30, 2023	Change
Total Revenue	$321.0	$320.7	0.1%
Revenue on a Constant Currency Basis[1]	$350.3	$315.4	11.1%
Paid Content Revenue	$260.7	$258.1	1.0%
Paid Content Revenue on a Constant Currency Basis[1]	$285.2	$255.7	11.5%
Advertising Revenue	$40.4	$41.9	(3.6%)
Advertising Revenue on a Constant Currency Basis[1]	$42.9	$41.9	2.3%
IP Adaptations Revenue	$19.8	$20.6	(3.7%)
IP Adaptations Revenue on a Constant Currency Basis[1]	$22.2	$17.8	24.9%
Monthly Active Users (“MAU”)	166.3	167.7	(0.8%)
Korea MAU	23.2	24.8	(6.6%)
Japan MAU	22.0	21.8	1.0%
Rest of World MAU	121.1	121.1	0%
Monthly Paying Users (“MPU”)	7.8	7.8	(0.4%)
Korea MPU	3.7	4.0	(7.3%)
Japan MPU	2.2	1.9	15.5%
Rest of World MPU	1.8	1.8	(2.0%)
Paying Ratio	4.7%	4.6%	2 bps
Korea Paying Ratio	16.1%	16.2%	(12 bps)
Japan Paying Ratio	10.2%	8.9%	128 bps
Rest of World Paying Ratio	1.5%	1.5%	(3 bps)
Paid Content Average Revenue Per Paying User (“ARPPU”)	$11.2	$11.0	1.4%
Korea ARPPU	7.5	8.3	(9.9%)
Japan ARPPU	21.2	22.5	(5.7%)
Rest of World ARPPU	6.5	5.0	30.2%
ARPPU on a Constant Currency Basis[1]	$12.2	$10.9	12.0%
Korea ARPPU on a Constant Currency Basis[1]	$7.9	$8.1	(2.5%)
Japan ARPPU on a Constant Currency Basis[1]	$24.1	$22.5	7.4%
Rest of World ARPPU on a Constant Currency Basis[1]	$6.5	$5.0	30.2%
Net Income(Loss)	($76.6)	($19.7)	N/A
Adjusted EBITDA[2]	$22.4	($0.9)	N/A
Adjusted EBITDA Margin[2]	7.0%	(0.3%)	725 bps
Diluted EPS	($0.70)	($0.18)	N/A
Adjusted EPS[2]	$0.20	($0.01)	N/A

1.
Revenue on a constant currency basis, Paid Content revenue on a constant currency basis, Advertising revenue on a constant currency basis, IP Adaptations revenue on a constant currency basis, ARPPU on a constant currency basis, Korea ARPPU on a constant currency basis, Japan ARPPU on a constant currency basis, Rest of World ARPPU on a constant currency basis, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted EPS are non-GAAP financial measures. For definitions of these non-GAAP financial measures, see “Non-GAAP Financial Measures & Definitions” of this release. A reconciliation of non-GAAP financial measures to the most directly comparable U.S. GAAP measure can be found at the end of this release.

Second Quarter 2024 Global Results (vs. Q2 2023)

WEBTOON’s total revenue for the three months ended June 30, 2024 increased 0.1% to $321.0 million compared to $320.7 million in the prior year as growth across the business was offset by the Company’s significant exposure to weaker foreign currencies including the Korean won and Japanese yen, the latter of which reached historically low levels against the U.S. dollar. On a constant currency basis, this translated to robust double digit revenue growth of 11.1%, with growth drivers across all revenue streams globally.

In Paid Content, revenue of $260.7 million grew 1.0%, or 11.5% on a constant currency basis. This was driven by robust, double digit revenue growth on a constant currency basis in Rest of World as well as Japan, which is the Company’s largest market, following successful execution of user conversion strategies. During the second quarter, total MAUs of 166.3 million and MPUs of 7.8 million remained relatively stable compared to the prior year. The Company also strengthened its leadership position in Japan, with MPUs growing 15.5% compared to the second quarter of 2023, supporting a record high MPU and Paying Ratio. In Korea, user engagement metrics showed improvement towards the end of the quarter following the initial roll out of the platform’s AI-driven personalized recommendation model.

Advertising revenue was down 3.6%, which translated to growth of 2.3% on a constant currency basis. Triple digit revenue growth on a constant currency basis in Japan and double digit revenue growth on a constant currency basis in Rest of World amidst the ongoing capture of a relatively nascent North American market were partially offset by declining ad revenue in Korea, primarily due to the continued strategic diversification of advertising partners and inventory away from parent company, NAVER Corporation. The Company continues to diversify its advertising products and the introduction of pre-roll ads has bolstered performance.

IP Adaptations revenue declined 3.7%, which translated to growth of 24.9% on a constant currency basis, driven by growth in all geographies. The Company remains focused on efforts to strengthen its flywheel through IP adaptations, which support expansion of our user base, enhance the creator ecosystem, and contribute to the overall growth of the platform.

Total general & administrative expenses for the quarter were $138.7 million, compared to $53.5 million in the prior year quarter. This increase was primarily a result of one-time IPO and stock-based compensation expenses. Gross profit grew 2% in the quarter to $83.1 million from $81.1 million in the prior year. This resulted in gross margin of 25.9%, which expanded 57 basis points compared to the prior year. Interest income was $2 million, compared to $1 million in the prior year and other income was $2.3 million, compared to a loss of $6.1 million in the prior year period. Income tax expense was $1.9 million in the quarter, compared to $11.2 million in the prior year. Depreciation and amortization was $8.9 million, compared to $9.3 million in the prior year.

Net Loss for the quarter was $76.6 million. This represents a larger loss than in the prior year, primarily due to IPO related costs as well as a one-time increase in stock-based compensation expenses. Excluding adjustments and other non-recurring costs, the Company posted a healthy Adjusted EBITDA of $22.4 million, a significant increase from a loss of $0.9 million in the prior year. As a result, on a reported basis, including one-time expenses, EPS was a loss of $0.70 compared to a loss of $0.18 in the prior year period. Adjusted EPS was $0.20 in the quarter, compared to a loss of $0.01 in the prior year period.

Balance Sheet

As of June 30, 2024 the Company had total liquidity of $826.4 million, including $572.3 million of cash and cash equivalents. The Company had no material debt.

Third Quarter 2024 Outlook

For the third quarter 2024, the Company expects:

●
Revenue growth on a constant currency basis in the range of 12.5%-14.5%. This represents revenue in the range of $332-$338 million, assuming FX rates remain relatively stable with the end of Q2.
●
Adjusted EBITDA in the range of ($10.0)-($7.7) million, representing an Adjusted EBITDA Margin in the range of (2.8%)-(2.1%).

Conference Call & Webcast Details

As previously disclosed, the Company will host a webcast and conference call on August 8, 2024, at 5:00 p.m. Eastern Time, to discuss the Company’s financial results for the quarter ended June 30, 2024.

A live webcast of the conference call will be available online at https://ir.webtoon.com/.

For those unable to listen to the live webcast, an archived version will be available at the same location for up to one year.

About WEBTOON Entertainment Inc.

WEBTOON Entertainment Inc. (“WEBTOON”) is a leading global entertainment company and home to some of the world's largest storytelling platforms. As the global leader and pioneer of the mobile webcomic format, WEBTOON has transformed comics and visual storytelling for fans and creators.

With its CANVAS UGC platform empowering anyone to become a creator, and a growing roster of superstar WEBTOON Originals creators and series, WEBTOON’s passionate fandoms are the new face of pop culture. WEBTOON adaptations are available on Netflix, Prime Video, Crunchyroll, and other screens around the world, and the company’s content partners include Discord, HYBE and DC Comics, among many others.

With approximately 170 million monthly active users, WEBTOON’s IP & Creator Ecosystem of aligned companies include WEBTOON, Wattpad--the world’s leading webnovel platform, Wattpad WEBTOON Studios, Studio N, Studio LICO, WEBTOON Unscrolled, LINE MANGA, and eBookJapan, among others.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, and involves risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed or implied by forward-looking statements. Forward-looking statements cover all matters which are not historical facts and include, without limitation, statements or guidance regarding or relating to our future financial position, results of operations and growth, plans and objectives for future capabilities, ability to attract users in both our core and underpenetrated geographies, ability to grow our Paid Content, Advertising and IP Adaptations businesses, our financial condition and liquidity, and other statements concerning the success of our business and strategies. Forward-looking statements may be identified by the use of words such as “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. Forward-looking statements speak only as of the date on which they are made. They are not assurances of future performance and are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Therefore, you should not place undue reliance on any of these forward-looking statements. Although we believe that the forward-looking statements contained in this release are based on reasonable assumptions, you should be aware that many factors could cause actual results to differ materially from those in such forward-looking statements, including but not limited to: weakness in the economy, market trends, uncertainty and other conditions in the markets in which we operate, and other geopolitical or macroeconomic factors beyond our control; inability to attract, empower, properly support or incentivize our creators; inability to retain, attract and engage with our users; inability to anticipate, understand and appropriately respond to market trends and changing user preferences; failure to retain or increase our paying users; failure to effectively operate in highly competitive markets; inability to innovate and expand our Advertising business; inability to continue to diversify our monetization strategy or to increase revenues from IP Adaptations; failure to control our content-related costs; exposure to significant legal proceedings and regulatory investigations which may result in significant expenses, fines and reputational damage; failure to provide a safe online environment for children; exposure to claims that we violated third parties’ intellectual property rights; failure to obtain, maintain, protect or enforce our proprietary and intellectual property rights; rise of conflicts of interests with NAVER Corporation, our majority stockholder; and other risks and uncertainties set forth under the caption “Risk Factors” in our final prospectus filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 27, 2024 pursuant to Rule 424(b)(4) and in other filings we make with the SEC in the future.

Additionally, forward-looking statements regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Other than in accordance with our legal or regulatory obligations, we undertake no obligations to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Key Business Metrics

MAU: We define MAU as users based on each device logged in and each offering accessed from a single device and may include the same individual user multiple times if the user is logged in from multiple devices or if the user accesses multiple offerings from one device.

MPU: We define MPU as users who have paid to access Paid Content in the applicable calendar month, averaged over each month in the given period. We define Paying Ratio as the ratio of MPU divided by MAU for the respective periods.

ARPPU: We define Paid Content ARPPU as average Paid Content revenue in a given month divided by the number of MPU for such month, averaged over each month in the given period.

Non-GAAP Financial Measures & Definitions

This release contains certain financial information that is not presented in conformity with U.S. GAAP. These non-GAAP measures include Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Earnings Per Share (EPS), revenue on a constant currency basis, and revenue growth on a constant currency basis, ARPPU on a constant currency basis and ARPPU growth on a constant currency basis.

We believe that these non-GAAP measures provide users of the Company’s financial information with additional meaningful information to assist in understanding financial results and assessing the Company’s performance from period to period. Management believes these measures are important indicators of operations because they exclude items that may not be indicative of our core operating results and provide a better baseline for analyzing trends in our underlying businesses, and they are consistent with how business performance is planned, reported and assessed internally by management and the board of directors of the Company. Our non-GAAP financial measures should not be considered in isolation, or as substitutes for, financial information prepared in accordance with GAAP. Non-GAAP measures have limitations as they do not reflect all the amounts associated with our results of operations as determined in accordance with GAAP, and should only be used to evaluate our results of operations in conjunction with the corresponding or the most directly comparable GAAP measures. We strongly encourage investors and shareholders to review our financial statements and publicly filed report in their entirety and not to rely on any single financial measure.

A reconciliation is provided at the end of this release for each historical non-GAAP financial measure to the most directly comparable financial measure stated in accordance with U.S. GAAP. We encourage investors and shareholders to review the related U.S. GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measures, and not to rely on any single financial measure to evaluate our business. We do not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures on a forward-looking basis because we are unable to predict with reasonable certainty or without unreasonable effort non-recurring items that may arise in the future.

Adjusted EBITDA: We define Adjusted EBITDA as Net Income(Loss) adjusted to remove the impact of interest expense, income tax expense and depreciation and amortization with further adjustments to eliminate the effects of loss on equity method investments, effect of applying the valuation method of fair value through profit or loss (“FVPL”), impairment of goodwill, non-cash stock-based compensation and certain other nonrecurring costs.

Adjusted EBITDA Margin: We define Adjusted EBITDA Margin as Adjusted EBITDA divided by revenue.

Adjusted Earnings Per Share (EPS): We define Adjusted Earnings Per Share as Earnings Per Share before interest expense, income tax expense and depreciation and amortization with further adjustments to eliminate the effects of loss on equity method investments, effect of applying the valuation method of fair value through profit or loss (“FVPL”), impairment of goodwill, non-cash stock-based compensation and certain other nonrecurring costs. We calculate Adjusted Earnings Per Share by making the adjustments described herein from Net Income (Loss) and dividing by basic and diluted weighted average shares of common stock outstanding, respectively, for the applicable period.

Revenue on a Constant Currency Basis: We define revenue on a constant currency basis as revenue adjusted to remove the impact of foreign currency rate fluctuations and the impact of deconsolidated and transferred operations. We calculate revenue on a constant currency basis in a given period by applying the average currency exchange rates in the comparable period of the prior year to the local currency revenue in the current period. We calculate revenue on a constant currency basis in each of our revenue streams – Paid Content, Advertising and IP Adaptations – using the same method as laid out herein.

Revenue Growth on a Constant Currency Basis: We define revenue growth on a constant currency basis as period-over-period growth rates of revenue, adjusted to remove the impact of foreign currency rate fluctuations and the impact of deconsolidated and transferred operations. We calculate revenue growth (as a percentage) on a constant currency basis by determining the increase in current period revenue over prior period revenue, where current period foreign currency revenue is translated using prior period average currency exchange rates.

ARPPU on a Constant Currency Basis: We define Paid Content ARPPU on a constant currency basis as average Paid Content revenue on a constant currency basis in a given month divided by the number of MPU for such month, averaged over each month in the given period. As discussed above, we calculate revenue on a constant currency basis in a given period by applying the average currency exchange rates in the comparable period of the prior year to the local currency revenue in the current period and excluding deconsolidated and transferred operations.

ARPPU Growth on a Constant Currency Basis: We define ARPPU growth (as a percentage) on a constant currency basis as the increase in current period ARPPU over prior period ARPPU, with current period foreign currency ARPPU translated using prior period average currency exchange rates and excluding deconsolidated and transferred operations.

Financial Statements

WEBTOON Entertainment Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands of USD, except share and per share data)

	As of
	June 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$572,305	$231,745
Receivables, net of allowance for credit losses of $2,518[1] and $1,049[1] at June 30, 2024 and December 31, 2023 respectively	173,446	171,776
Asset held for sale	—	6,827
Other current assets, net[2]	80,639	82,479
Total current assets	826,390	492,827
Property and equipment, net	9,414	11,692
Operating lease right-of-use assets	7,854	29,472
Debt and equity securities	75,324	91,233
Intangible assets, net	194,351	219,502
Goodwill, net	741,307	779,176
Equity method investments	78,618	64,222
Deferred tax assets	24,108	24,045
Other non-current assets, net[3]	71,851	64,436
Total assets	$2,029,217	$1,776,605
Liabilities and equity
Current liabilities:
Accounts payable[4]	$121,374	$127,427
Accrued expenses	87,569	62,782
Short-term borrowings and current portion of long-term debt[5]	—	4,252
Current portion of operating lease liabilities[6]	4,865	9,945
Contract liabilities[7]	97,524	76,722
Income tax payables - corporate tax	9,742	9,459
Consumption taxes payables	5,633	7,339
Provisions and defined pension benefits	3,846	5,564
Other current liabilities	11,646	12,584
Total current liabilities	342,199	316,074
Non-current liabilities:
Long-term operating lease liabilities[8]	2,870	19,238
Defined severance benefits	19,964	23,361
Deferred tax liabilities	51,659	61,134
Other non-current liabilities	1,650	9,322
Total liabilities	$418,342	$429,129
Commitments and Contingencies
Redeemable non-controlling interest in subsidiary	$41,706	$41,429
Stockholders' equity:
Common stock, $0.0001 par value (2,000,000,000 authorized, 126,886,102 shares and 109,505,150 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively)	$13	$11
Preferred stock, $0.0001 par value (100,000,000 authorized, no shares and - shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively)	—	—
Additional paid-in capital	2,053,326	1,667,246
Accumulated other comprehensive loss	(104,008)	(54,824)
Accumulated deficit	(433,985)	(363,292)
Total stockholders' equity attributable to WEBTOON Entertainment Inc.	1,515,346	1,249,141
Non-controlling interests in consolidated subsidiaries	53,823	56,906
Total equity	1,569,169	1,306,047
Total liabilities, redeemable non-controlling interest, and equity	$2,029,217	$1,776,605

1.
Includes amounts due from related parties of $54,585 and $63,723 as of June 30, 2024 and December 31, 2023, respectively.
2.
Includes amounts due from related parties of $8,672 and $0 as of June 30, 2024 and December 31, 2023, respectively.
3.
Includes amounts due from related parties of $30,520 and $15,876 as of June 30, 2024 and December 31, 2023, respectively.
4.
Includes amounts due to related parties of $20,481 and $6,713 as of June 30, 2024 and December 31, 2023, respectively.
5.
Includes amounts due to related parties of $0 and as of $3,800 June 30, 2024 and December 31, 2023, respectively.
6.
Includes amounts due to related parties of $1,899 and $6,426 as of June 30, 2024 and December 31, 2023, respectively.
7.
Includes amounts due to related parties of $1 and $16,160 as of June 30, 2024 and December 31, 2023, respectively.
8.
Includes amounts due to related parties of $0 and $14,852 as of June 30, 2024 and December 31, 2023, respectively.

WEBTOON Entertainment Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(unaudited)

(in thousands of USD, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Revenue[1]	$320,972	$320,663	$647,716	$630,920
Cost of revenue[2]	(237,915)	(239,518)	(482,300)	(483,925)
Marketing[3]	(23,448)	(33,142)	(42,926)	(62,386)
General and administrative expenses[4]	(138,705)	(53,469)	(187,398)	(109,838)
Operating Loss	(79,096)	(5,466)	(64,908)	(25,229)
Interest income	2,043	1,018	3,278	1,375
Interest expense	(11)	(18)	(44)	(41)
Income (loss) on equity method investments, net	120	2,007	(932)	1,483
Other income (loss), net[5]	2,283	(6,090)	846	(2,052)
Loss before income tax	(74,661)	(8,549)	(61,760)	(24,464)
Income tax expense	(1,907)	(11,201)	(8,575)	(13,578)
Net Loss	(76,568)	(19,750)	(70,335)	(38,042)
Net Loss attributable to WEBTOON Entertainment Inc.	(76,885)	(20,118)	(70,693)	(37,679)
Net Income attributable to non-controlling interests and redeemable non-controlling interests	317	368	358	(363)
Other comprehensive loss:
Foreign currency translation adjustments, net of tax	(20,486)	(16,209)	(49,175)	(34,605)
Share of other comprehensive loss of equity method investments, net of tax	—	(25)	(9)	(856)
Total other comprehensive loss, net of tax	(20,486)	(16,234)	(49,184)	(35,461)
Total Comprehensive Loss	$(97,054)	$(35,984)	$(119,519)	$(73,503)
Total comprehensive loss attributable to WEBTOON Entertainment Inc.	(97,371)	(36,352)	(119,877)	(73,140)
Total comprehensive income attributable to non-controlling interests and redeemable non-controlling interests	317	368	358	(363)

Weighted average shares outstanding
Basic	110,102,868	109,505,150	109,804,009	109,505,150
Diluted	110,102,868	109,505,150	109,804,009	109,505,150

Loss Per Share Attributable to WEBTOON Entertainment Inc.
Basic	$(0.70)	$(0.18)	$(0.64)	$(0.34)
Diluted	$(0.70)	$(0.18)	$(0.64)	$(0.34)

1.
Includes amounts earned from related parties of $20,880 and $27,663 for the three months ended June 30, 2024 and June 30, 2023, respectively and $34,167 and $46,774 for the six months ended June 30, 2024 and June 30, 2023, respectively.
2.
Includes amounts incurred from related parties of $34,131 and $3,563 for the three months ended June 30, 2024 and June 30, 2023, respectively and $46,967 and $7,143 for the six months ended June 30, 2024 and June 30, 2023, respectively.
3.
Includes amounts incurred from related parties of ($3,003) and $35 for the three months ended June 30, 2024 and June 30, 2023, respectively and ($2,941) and $97 for the six months ended June 30, 2024 and June 30, 2023, respectively.
4.
Includes amounts incurred from related parties of $968 and $7,602 for three months ended June 30, 2024 and June 30, 2023, respectively and $7,877 and $16,043 for the six months ended June 30, 2024 and June 30, 2023, respectively.
5.
Includes amounts earned from related parties of ($3,443) and $(433) for three months ended June 30, 2024 and June 30, 2023, respectively and $2,679 and $(247) for the six months ended June 30, 2024 and June 30, 2023, respectively.

WEBTOON Entertainment Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited)

(in thousands of USD)

	For the Six Months Ended
	June 30, 2024	June 30, 2023
Operating activities:
Net Loss	$(70,335)	$(38,042)
Adjustments to reconcile net loss to cash used in operating activities:
Provision for bad debt expense	1,712	554
Depreciation and amortization	17,950	18,764
Operating lease expense	5,294	6,429
Loss on foreign currency, net	5,060	6,293
Deferred tax expense	(7,460)	(841)
Gain on debt and equity securities, net	(5,143)	(1,100)
Loss (gain) on equity method investments, net	932	(1,483)
Contingent consideration liability	(3,814)	1,987
Stock-based compensation	57,656	3,097
Gain on disposal of right-of-use assets	(1,883)	(62)
Other non-cash items	(1,471)	715
Changes in operating assets and liabilities
Changes in receivables, net of allowance	(28,269)	(30,643)
Changes in other assets	(18,486)	(10,879)
Changes in accounts payable	17,957	16,540
Changes in accrued expenses	28,996	7,921
Changes in contract liabilities	28,304	2,152
Changes in other liabilities	207	(14,125)
Changes in operating lease liabilities	(4,949)	(5,584)
Payment of severance benefits, net of cash transferred	136	(2,356)
Net cash provided by (used in) operating activities	$22,394	$(40,663)
Investing activities:
Proceeds from maturities of short-term investments	$63,299	$7,725
Proceeds from sale of debt and equity securities	2,977	—
Purchases of property and equipment	(679)	(9,326)
Proceeds from sale of equity method investments	5,927	—
Payment made for short-term investments	(68,035)	(7,725)
Payment made for loan receivable	(237)	(12,307)
Purchases of intangible assets	(4,669)	(5,169)
Purchases of equity method investments	(5,798)	(687)
Disposal of businesses, net of cash disposed	(360)	2,031
Other investing activities	269	(17)
Net cash used in investing activities	$(7,306)	$(25,475)
Financing activities:
Proceeds from issuance of common stock upon initial public offering, net of underwriting discounts and commissions	$292,950	$—
Proceeds from issuance of common stock related to private placement	50,000	—
Payments of initial public offering costs	(1,898)	—
Repayments of short-term borrowings	(3,647)	(6,761)
Payment of contingent consideration related to business acquisition	(1,352)	(1,983)
Net cash provided by (used in) financing activities	$336,053	$(8,744)
Effect of exchange rate changes on cash and cash equivalents	$(10,581)	$(5,333)
Cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	$340,560	$(80,215)
Cash and cash equivalents at beginning of the year	231,745	279,709
Cash and cash equivalents at end of the year	$572,305	$199,494
Supplemental disclosure:
Income taxes paid	$15,477	$18,440
Interest paid	85	88
Reclassification of deferred offering costs to additional paid-in capital upon IPO	11,215	—
Deferred offering costs not yet paid	9,316	—
Reclassification of debt and equity securities to equity method investments	18,256	—

Reconciliation of Non-GAAP Measures

In addition to adjustments for foreign exchange fluctuations, we have also further adjusted revenue to exclude the impacts of deconsolidated and transferred operations to show growth or loss exclusive of these changes ("Revenue on a Constant Currency Basis"). Revenue on a Constant Currency Basis is a Non-GAAP metric that management believes adds value but has its limitations as an analytical tool, and you should not consider it in isolation or as substitutes for analysis of our results as reported under GAAP.

The following table presents a reconciliation of revenue to revenue on a constant currency basis, and ARPPU to ARPPU on a constant currency basis, respectively, for each of the periods presented.

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands of USD, except percentages)	2024	2023	Change	2024	2023	Change
Total Revenue	$320,972	$320,663	0.1%	$647,716	$630,920	2.7%
Effect of deconsolidated and transferred operations	-	(5,240)	-100.0%	(145)	(12,076)	-98.8%
Effects of foreign currency rate fluctuations	29,333	-	N/A	56,147	-	N/A
Revenue on a Constant Currency Basis	350,305	315,423	11.1%	703,718	618,844	13.7%
Paid Content Revenue	260,709	258,129	1.0%	527,564	513,821	2.7%
Effect of deconsolidated and transferred operations	-	(2,427)	-100.0%	(120)	(5,762)	-97.9%
Effects of foreign currency rate fluctuations	24,479	-	N/A	47,959	-	N/A
Paid Content Revenue on a Constant Currency Basis	285,188	255,702	11.5%	575,403	508,059	13.3%
Advertising Revenue	40,419	41,938	-3.6%	77,415	72,450	6.9%
Effects of foreign currency rate fluctuations	2,484	-	N/A	4,672	-	N/A
Advertising Revenue on a Constant Currency Basis	42,903	41,938	2.3%	82,087	72,450	13.3%
IP Adaptations Revenue	19,844	20,596	-3.7%	42,737	44,649	-4.3%
Effect of deconsolidated and transferred operations	-	(2,813)	-100.0%	(25)	(6,314)	-99.6%
Effects of foreign currency rate fluctuations	2,369	-	N/A	3,517	-	N/A
IP Adaptations Revenue on a Constant Currency Basis	$22,213	$17,783	24.9%	$46,229	$38,335	20.6%
Paid Content Average Revenue Per Paying User ("ARPPU")[1]
Korea paid content revenue	$83,939	$100,532	-16.5%	$174,881	$202,466	-13.6%
Korea ARPPU	7.48	8.31	-10.0%	7.70	8.34	-7.7%
Effect of deconsolidated and transferred operations	-	(0.20)	-100.0%	-	(0.24)	-100.0%
Effects of foreign currency rate fluctuations	0.43	-	N/A	0.47	-	N/A
Koread ARPPU on a Constant Currency Basis	7.91	8.11	-2.5%	8.17	8.10	0.8%
Japan paid content revenue	142,257	130,560	9.0%	284,465	261,742	8.7%
Japan ARPPU	21.17	22.45	-5.7%	21.67	22.87	-5.2%
Effects of foreign currency rate fluctuations	2.94	-	N/A	2.83	-	N/A
Japan ARPPU on a Constant Currency Basis	24.11	22.45	7.4%	24.50	22.87	7.1%
Rest of World paid content revenue	34,514	27,038	27.6%	68,218	49,614	37.5%
Rest of World ARPPU	6.45	4.95	30.3%	6.37	4.51	41.2%
Effect of deconsolidated and transferred operations	-	-	N/A	-	-	N/A
Effects of foreign currency rate fluctuations	-	-	N/A	-	-	N/A
Rest of World ARPPU on a Constant Currency Basis	$6.45	$4.95	30.2%	$6.37	$4.51	41.0%

1ARPPU is calculated by taking Paid Content revenue and dividing it by the number of MPU for such month, averaged over each month in the given period. ARPPU on a constant currency basis is calculated by dividing Paid Content revenue on a constant currency basis by the number of MPU for such month, averaged over each month in the given period. Where each metric is country specific, the numerator is Paid Content revenue on a constant currency basis by country and the denominator is users by country.

The following table presents a reconciliation of net loss to EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin for each of the periods presented.

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands of USD, except percentages)	2024	2023	2024	2023
Net Income (Loss)	$(76,568)	$(19,750)	$(70,335)	$(38,042)
Interest expense	11	18	44	41
Income tax expense	1,907	11,201	8,575	13,578
Depreciation and amortization	8,915	9,291	17,950	18,764
EBITDA(6)	$(65,735)	$760	$(43,766)	$(5,659)
Loss on equity method investments, net(1)	(120)	(2,007)	932	(1,483)
Loss on fair value instruments, net(2)	(1,772)	(854)	(5,143)	(1,100)
Stock-based compensation expense(3)	53,817	769	56,043	3,100
Restructuring and IPO-related costs(4)	36,204	450	37,720	1,628
Adjusted EBITDA(5)	$22,394	$(882)	$45,786	$(3,514)
Net loss margin	-23.9%	-6.2%	-10.9%	-6.0%
Adjusted EBITDA Margin	7.0%	-0.3%	7.1%	-0.6%
Weighted average shares outstanding (Basic and Diluted)	110,102,868	109,505,150	109,804,009	109,505,150
EPS (Basic and Diluted)	(0.70)	(0.18)	(0.64)	(0.34)
Interest expense	0.00	0.00	0.00	0.00
Income tax expense	0.02	0.10	0.08	0.12
Depreciation and amortization	0.08	0.08	0.16	0.17
Loss on equity method investments, net(1)	(0.00)	(0.02)	0.01	(0.01)
Loss on fair value instruments, net(2)	(0.02)	(0.01)	(0.05)	(0.01)
Stock-based compensation expense(3)	0.49	0.01	0.51	0.03
Restructuring and IPO-related costs(4)	0.33	0.00	0.34	0.01
Adjusted EPS (Basic and Diluted)	0.20	(0.01)	0.42	(0.02)
(1)
Represents our proportionate share of recognized losses associated with our investments accounted for using the equity method.
(2)
Represents unrealized net loss of financial assets measured at FVPL, which include the Company's equity investments in entities including NAVER Z Co., Ltd., Contents First Inc. and Clova Games Inc.
(3)
Represents non-cash stock-based compensation expense related to WEBTOON’s equity incentive plan and stock-based compensation plans of NAVER, Munpia and LOCUS.
(4)
Represents non-recurring expenses that we do not consider representative of the operating performance of the business. For the three and six months ended June 30, 2024, these amounts include a $30.0 million one-time CEO bonus and legal and advisory fees related to the IPO.
(5)
Totals may not foot due to rounding.

Contact Information

Investor Relations
Nikki Mostafavi & Lauren Hopkinson

investor@webtoon.com

Edelman Smithfield for WEBTOON
Hunter Stenback & Ashley Firlan
webtoonIR@edelmansmithfield.com

WEBTOON Entertainment
Kiel Hume & Lauren Hopkinson
webtoonpress@webtoon.com